Exhibit 99.1

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COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough VP Finance & Investor Relations (858) 314-5824 Debra P. Crawford Chief Financial Officer (858) 314-5708	Lippert/Heilshorn & Associates, Inc. Jody Cain (jcain@lhai.com) Bruce Voss (bvoss@lhai.com) (310) 691-7100

For Immediate Release

SANTARUS APPOINTS DR. MICHAEL G. CARTER TO BOARD OF DIRECTORS

SAN DIEGO (February 16, 2005) – Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company focused on therapies for gastrointestinal diseases and disorders, today announced the appointment of Michael G. Carter, M.B., Ch.B., F.R.C.P. (U.K.) as an independent director of the company. Dr. Carter will serve as a member of the company’s nominating/corporate governance committee. This appointment fills the board seat vacated by Arthur J. Klausner, who served as a partner with venture capital firm Domain Associates L.L.C. from 1997 to February 2004. The number of company directors remains at seven, with a six-member independent majority.

Dr. Carter has more than 25 years of pharmaceutical industry experience, including holding several executive management positions at Zeneca, PLC and Roche Products, Ltd. He retired from Zeneca, a publicly traded global pharmaceutical company, where he served as international medical director and international marketing director. Prior to that, he held several positions at Roche Products, including head of medical development and medical affairs, and director of the pharmaceutical division.

Dr. Carter currently serves as a director of CancerVax Corporation (NASDAQ: CNVX) and of several European biopharmaceutical companies, including KuDOS, Ltd., Micromet GmbH and Fulcrum Ltd., and serves as chairman of the board of directors of Metris Therapeutics, Ltd. He is an elected fellow of the Royal Pharmaceutical Society, Faculty of Pharmaceutical Medicine, and of the Royal College of Physicians of Edinburgh. Dr. Carter received a bachelor’s degree in pharmacy from London University (U.K.) and a medical degree from Sheffield University Medical School (U.K.).

“We are looking forward to calling upon Michael’s broad pharmaceutical industry experience and international expertise as we commercialize our ZEGERID™ immediate-release proton pump inhibitor (PPI) products in the domestic market and seek overseas out-licensing opportunities,” said Gerald T. Proehl, president and chief executive officer of Santarus.

David F. Hale, chairman of the board of Santarus, said, “We are extremely pleased that Michael has agreed to join our board. We believe he can make important strategic contributions to Santarus based on his significant worldwide pharmaceutical experience.”

Mr. Hale also added, “On behalf of the Santarus board of directors, I would like to thank Arthur Klausner for his four years of service on our board and his many contributions to the company.”

About Santarus

Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products to enhance the quality of life for patients with gastrointestinal diseases and disorders. The company’s current products are immediate-release formulations of omeprazole, a widely prescribed PPI. The company launched its first product, ZEGERID Powder for Oral Suspension 20 mg, in October 2004 and received U.S. Food and Drug Administration approval to market ZEGERID Powder for Oral Suspension 40 mg in December 2004. The company also is developing capsule and chewable tablet formulations of ZEGERID. More information about Santarus is available on the company’s Web site at www.santarus.com.

Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation, difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for Santarus’ products, and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Santarus® and ZEGERID™ are trademarks of Santarus, Inc.

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